OPHTHALMIC IMAGING SYSTEMS

221 LATHROP WAY, SUITE I
SACRAMENTO, CA 95815

CONTACTS:
GIL ALLON, CEO
ARIEL SHENHAR, CFO
(916) 646-2020
INVESTOR RELATIONS
TODD FROMER / GARTH RUSSELL
KCSA Worldwide
212-896-1215 / 212-896-1250

FOR IMMEDIATE RELEASE

OPHTHALMIC IMAGING SYSTEMS REPORTS A 35% INCREASE IN NET INCOME FOR FIRST QUARTER 2007

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Company Reports 22nd Consecutive Profitable Quarter

SACRAMENTO, Calif., May 3, 2006 – Ophthalmic Imaging Systems (OIS) (OTCBB: OISI) today reported record financial results for the first quarter ended March 31, 2007.

For the quarter ended March 31, 2007, the company reported an increase in net revenues of 14% to $4,160,000, compared with net revenues of $3,651,000 for the first quarter of 2006. Net income for the first quarter of 2007 climbed 35% to $653,000 or $0.04 earnings per basic and diluted share, compared with net income of $485,000, or $0.03 earnings per basic and diluted share, for the first quarter of 2006.

As of March 31, 2007 the company reported cash and investments of $6.5 million, compared to $6.2 million as of December 31, 2006. Total shareholder equity as of March 31, 2007 was $8.8 million compared to $8.2 million as of December 31, 2006.

Gil Allon, Chief Executive Officer of OIS, stated, "This is a strong start for 2007 as our digital imaging equipment business continues to experience increased demand year-over-year. These results reflect the successful implementation of our expanded marketing and sales efforts over the past year and the addition of new products addressing different needs within the market.
We are enjoying significant growth in key markets and follow-up orders from existing key customers."

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About Ophthalmic Imaging Systems
Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-market and support their products through an extensive network of dealers, distributors, and direct representatives.

OIS is a registered member Company listed on www.OTCVillage.com.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

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Ophthalmic Imaging Systems
Press Release
May 3, 2007

Selected Financial Data
Condensed Statements of Operations

	Three months ended March 31, 2007	Three months ended March 31, 2006
	(Unaudited)	(Unaudited)
Net revenues	$ 4,160,380	$ 3,650,693
Cost of sales	1,728,546	1,564,157
Gross profit	2,431,834	2,086,536
Sales and marketing	887,334	844,417
General and administrative	521,029	367,035
Research and development	408,527	365,907
Total operating expenses	1,816,890	1,577,359
Income from operations	614,944	509,177
Interest and other expense, net	42,638	(24,301)
Net income before income taxes	657,582	484,876
Income taxes	4,439	--
Net income	$ 653,143	$ 484,876
Shares used in the calculation of basic net income per share	16,508,677	15,889,164
Basic net income per share	$ 0.04	$ 0.03
Shares used in the calculation of diluted net income per share	18,356,856	17,494,969
Diluted net income per share	$ 0.04	$ 0.03

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OIS
221 Lathrop Way, Suite I
Sacramento, CA 95815
USA

www.oisi.com
Main 800.338.8436
Fax 916.646.0207